Exhibit 99.1

Hillenbrand Reports Fiscal Fourth Quarter and Full Year 2024 Results
•Q4 revenue of $838 million increased 10% compared to prior year; organic revenue decreased 1%
•Q4 GAAP EPS of $0.17 decreased from $0.24 in the prior year; adjusted EPS of $1.01 decreased 11%
•Strong Q4 operating cash flow of $167 million, up $93 million compared to prior year; net leverage decreased sequentially to 3.3x
•FY 2024 revenue of $3.18 billion increased 13% vs. prior year; organic revenue decreased 5%
•FY 2024 GAAP EPS of $(3.03) decreased from $1.53 in the prior year largely due to a non-cash impairment charge in fiscal Q3 related to the MTS segment; adjusted EPS of $3.32 decreased 6%
•FY 2025 guidance: Full Year adjusted EPS of $2.80 - $3.15; Q1 adjusted EPS of $0.52 - $0.57

BATESVILLE, Ind., November 13, 2024 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI), a leading global provider of highly-engineered processing equipment and solutions, reported results for the fourth quarter and full fiscal year, which ended September 30, 2024.

“As we’ve completed our first full year as a pure-play global industrial company, we remain confident in the capabilities of our leading brands and differentiated technologies to deliver world-class solutions for our customers,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “I am proud of our team’s resiliency and determination in delivering a strong finish to the year in the face of persistent macroeconomic challenges. We accelerated cost saving and working capital initiatives, diligently managed discretionary costs, and made significant progress on our integrations. As a result of these efforts, we drove strong cash generation in the fourth quarter and exceeded our goal for FPM’s margins in the year.”

“Heading into fiscal 2025, our pipeline of customer opportunities is healthy, and we remain confident in the underlying growth trends that support our end markets over the long-term. While we are cautious in our near-term revenue outlook, we are committed to controlling what we can through innovation, continued cost discipline, and driving operational efficiencies across the enterprise to better position us for success once end market demand recovers.”

Summary of Fourth Quarter 2024 Results1

	Three Months Ended September 30,		Change
(unaudited, dollars in millions, except EPS)	2024	2023	$	%
Total net revenue	837.6	762.8	74.8	10%
Organic net revenue[2]	754.8	762.8	(8.0)	(1)%
GAAP net income attributable to HI	12.1	17.0	(4.9)	(29)%
Total adjusted EBITDA[2]	143.8	147.2	(3.4)	(2)%
Organic adjusted EBITDA[2]	128.6	147.2	(18.6)	(13)%
GAAP diluted EPS	0.17	0.24	(0.07)	(29)%
Adjusted diluted EPS[2]	1.01	1.13	(0.12)	(11)%
Cash flows from operating activities	166.5	73.4	93.1	127%

Net revenue of $838 million increased 10% compared to the prior year primarily due to the FPM acquisition. On an organic basis, which excludes the impacts of acquisitions and foreign currency exchange rates, net revenue decreased 1%, as favorable pricing and higher aftermarket parts and service revenue were more than offset by lower capital equipment volume.

Net income of $12 million, or $0.17 per share, decreased from $0.24 per share in the prior year primarily due to an increase in business integration costs, higher tax expense, cost inflation, lower volume, and higher interest expense, partially offset by a gain in the quarter related to the previously announced sale-leaseback transaction, the FPM acquisition, and favorable pricing.

Adjusted net income of $71 million resulted in adjusted EPS of $1.01, a decrease of $0.12, or 11%, primarily due to cost inflation, lower volume, and an increase in interest expense, partially offset by the FPM acquisition, favorable pricing, and cost actions, including savings from the previously announced restructuring. The adjusted effective tax rate for the quarter was 27.4%, a decrease of 100 basis points compared to the prior year.

Adjusted EBITDA of $144 million decreased 2% year over year. On an organic basis, adjusted EBITDA decreased 13%.

Advanced Process Solutions (APS)

	Three Months Ended September 30,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Total net revenue	591.1	515.5	75.6	15%
Organic net revenue[2]	507.3	515.5	(8.2)	(2)%
Total adjusted EBITDA[2]	117.1	117.6	(0.5)	—%
Margin %[2]	19.8%	22.8%	(300) bps
Organic adjusted EBITDA[2]	101.7	117.6	(15.9)	(14)%
Margin %[2]	20.0%	22.8%	(280) bps

Net revenue of $591 million increased 15% compared to the prior year primarily due to the FPM acquisition. On an organic basis, net revenue was down 2%, as favorable pricing and higher aftermarket parts and service revenue were more than offset by lower capital equipment volume.

Adjusted EBITDA of $117 million was essentially flat year over year. On an organic basis, adjusted EBITDA decreased 14% due to cost inflation and lower volume, partially offset by favorable pricing and cost actions. Adjusted EBITDA margin of 19.8% decreased 300 basis points.

Backlog of $1.68 billion decreased 10% compared to the prior year and was down 3% on a sequential basis.
Molding Technology Solutions (MTS)

	Three Months Ended September 30,		Change
(unaudited, dollars in millions)	2024	2023	$	%
Net revenue	246.5	247.3	(0.8)	—%
Adjusted EBITDA[2]	42.0	45.7	(3.7)	(8)%
Margin %[2]	17.0%	18.5%	(150) bps

Net revenue of $247 million was essentially flat year over year.

Adjusted EBITDA of $42 million decreased 8%, primarily due to cost inflation and unfavorable product mix, partially offset by cost actions, including savings from the previously announced restructuring. Adjusted EBITDA margin of 17.0% decreased 150 basis points from the prior year.

Backlog of $231 million decreased 1% compared to the prior year and was down 3% on a sequential basis.

Summary of Fiscal Year 2024 Results1

	Twelve Months Ended September 30,		Change
(dollars in millions, except EPS)	2024	2023	$	%
Total net revenue	3,182.8	2,826.0	356.8	13%
Organic net revenue[2]	2,677.5	2,826.0	(148.5)	(5)%
GAAP net (loss) / income attributable to HI	(213.2)	107.1	(320.3)	(299)%
Total adjusted EBITDA[2]	511.7	483.2	28.5	6%
Organic adjusted EBITDA[2]	425.5	483.2	(57.7)	(12)%
GAAP diluted EPS	(3.03)	1.50	(4.53)	(302)%
Adjusted diluted EPS[2]	3.32	3.52	(0.20)	(6)%
Cash flows from operating activities	191.3	207.0	(15.7)	(8)%

Hillenbrand’s full year net revenue of $3.18 billion increased 13% compared to the prior year primarily due to the FPM acquisition. On an organic basis, net revenue was down 5% as favorable pricing and higher aftermarkets parts and service revenue was more than offset by lower capital equipment volume. Full year organic APS net revenue was down 2%, while MTS net revenue was down 11%.

Net loss of $213 million, or $(3.03) per share, decreased $4.53 compared to the prior year largely due to $265 million in non-cash impairment charges incurred in the fiscal third quarter related to the MTS segment, as well as an increase in business integration and restructuring costs, lower volume, cost inflation, higher interest expense, and non-cash pension settlement charges, partially offset by the FPM acquisition, favorable pricing, and a gain related to the previously announced sale-leaseback transaction.

Adjusted net income of $234 million resulted in adjusted EPS of $3.32, a decrease of $0.20, or 6%, primarily due to lower organic volume, cost inflation, and an increase in interest expense, partially offset by the FPM acquisition, favorable pricing, and the impact of cost actions, including savings from the previously announced restructuring. The adjusted effective tax rate for the year was 28.1%, a decrease of 140 basis points compared to the prior year.

Adjusted EBITDA of $512 million increased 6% year over year. On an organic basis, adjusted EBITDA decreased 12%. Adjusted EBITDA margin of 16.1% was down 100 basis points.

Balance Sheet, Cash Flow and Capital Allocation1
Hillenbrand generated cash flow from operations of $191 million in the year, a decrease of $16 million year-over-year, primarily driven by lower earnings and fewer customer advances due to a decrease in capital equipment orders, partially offset by reduced inventory and cash received as part of a one-time pension plan settlement completed in the year. Capital expenditures were approximately $54 million in the year. During the year, the Company returned approximately $63 million to shareholders in the form of quarterly dividends.

As of September 30, 2024, net debt was $1.69 billion, and the net debt to pro forma adjusted EBITDA ratio was 3.3x. Liquidity was approximately $799 million, including $199 million in cash on hand and the remainder available under our revolving credit facility.

Fiscal 2025 Outlook
Hillenbrand is providing annual guidance for fiscal year 2025 and quarterly guidance for fiscal Q1 2025.

“Entering fiscal 2025, we continue to operate in an uncertain global macroeconomic environment. Due to lower starting backlog and expected trajectory of orders, we anticipate total company revenue will be down mid-single digits at the midpoint, primarily driven by our APS segment. Debt reduction remains our top priority for cash, though we expect the timeframe for returning to our net leverage guardrails to extend beyond fiscal 2025 due to the uncertain timing of order recovery. We remain focused on driving productivity and managing costs appropriately as we navigate these near-term headwinds, while continuing to innovate across our leading product offerings to keep us well positioned for long-term growth,” said Bob VanHimbergen, SVP and Chief Financial Officer of Hillenbrand.

FY 2025 Guidance
$ millions, except EPS	Total Hillenbrand	Advanced Process Solutions	Molding Technology Solutions
Revenue	$2,925 - $3,090	$2,050 - $2,175	$875 - $915
YoY	(8)% - (3)%	(10)% - (5)%	(2)% - 2%

Adj. EBITDA $ / Margin %	$452 - $488	18.0% - 18.5%	16.3% - 17.0%
YoY	(12)% - (5)%	(50) - 0 bps	40 - 110 bps

Adj. EPS	$2.80 - $3.15
YoY	(16)% - (5)%

Q1 Revenue	$685 - $705
Q1 Adj. EPS	$0.52 - $0.57

Free Cash Flow	~$150

1All financial results are reported on a continuing operations basis, excluding the divested Batesville segment, which is reported as discontinued operations for all periods presented.

2These are non-GAAP financial measures, which are unaudited. See the reconciliations of Non-GAAP financial measures to their most directly comparable GAAP financial measures at the end of this release.

Note: On August 1, 2024, the Schenck Process Food and Performance Materials business was rebranded under Hillenbrand’s existing Coperion brand but is referred to as “FPM” throughout this release.

Conference Call Information
Date/Time: Thursday, November 14, 2024, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13748893
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Thursday, December 12, 2024)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, November 28, 2024
Replay ID number: 13748893
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s Form 10-K will be filed later this month, and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, divestiture, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•gain on sale of property, plant, and equipment;
•intangible asset amortization;
•pension settlement charges;
•inventory step-up costs related to acquisitions;
•costs associated with debt financing activities;
•other non-recurring costs related to a discrete commercial dispute;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model (“HOM”) to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding recent acquisitions, including FPM and Peerless Food Equipment, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Trailing twelve months pro forma adjusted EBITDA is defined as adjusted EBITDA including adjusted EBITDA directly attributable to FPM in the trailing twelve month period prior to Hillenbrand’s acquisition of FPM. Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog. Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of net revenue that we expect to realize on contracts awarded to our reportable operating segments. For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included. Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized. We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods. In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) financial performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP financial measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, adjusted EBITDA margin, and adjusted earnings per share for 2025 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	September 30,		Year Ended
	(Unaudited)		September 30,
	2024	2023	2024	2023
Net revenue	$837.6	$762.8	$3,182.8	$2,826.0
Cost of goods sold	549.2	495.3	2,126.3	1,877.8
Gross profit	288.4	267.5	1,056.5	948.2
Operating expenses	192.9	152.9	707.8	574.0
Amortization expense	25.7	21.0	102.4	79.6
Impairment charges	—	—	265.0	—
Gain on a sale of property, plant, and equipment	(34.6)	—	(36.0)	—
Pension settlement charges	—	—	35.2	—
Interest expense, net	28.7	21.8	121.5	77.7
Income (loss) from continuing operations before income taxes	75.7	71.8	(139.4)	216.9
Income tax expense	61.1	52.6	64.8	102.8
Income (loss) from continuing operations	14.6	19.2	(204.2)	114.1
Income (loss) from discontinued operations (net of income tax (benefit) expense)	2.5	(0.6)	2.2	19.5
Gain on divestiture of discontinued operations (net of income tax expense)	—	1.8	—	443.1
Total income from discontinued operations	2.5	1.2	2.2	462.6
Consolidated net income (loss)	17.1	20.4	(202.0)	576.7
Less: Net income attributable to noncontrolling interests	2.5	2.2	9.0	7.0
Net income (loss) attributable to Hillenbrand	$14.6	$18.2	$(211.0)	$569.7

Net income attributable to Hillenbrand — per share of common stock:
Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Hillenbrand	$0.17	$0.24	$(3.03)	$1.53
Income from discontinued operations	0.04	$0.02	0.03	6.63
Net income (loss) attributable to Hillenbrand	$0.21	$0.26	$(3.00)	$8.16
Diluted earnings per share
Income (loss) from continuing operations attributable to Hillenbrand	$0.17	$0.24	$(3.03)	$1.53
Income from discontinued operations	0.04	0.02	0.03	6.60
Net income (loss) attributable to Hillenbrand	$0.21	$0.26	$(3.00)	$8.13
Weighted average shares outstanding (basic)	70.5	70.2	70.4	69.8
Weighted average shares outstanding (diluted)	70.6	70.5	70.4	70.1

Cash dividends per share	$0.2225	$0.2200	$0.8900	$0.8800

Hillenbrand, Inc.
Consolidated Balance Sheets
(in millions)

	September 30,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$199.3	$242.9
Trade receivables, net	350.1	398.7
Receivables from long-term manufacturing contracts	302.7	260.2
Inventories, net	525.2	592.6
Prepaid expenses and other current assets	132.6	113.2
Total current assets	1,509.9	1,607.6
Property, plant, and equipment, net	316.6	320.7
Operating lease right-of-use assets, net	168.7	111.3
Intangible assets, net	1,285.9	1,377.1
Goodwill	1,835.7	2,028.1
Other long-term assets	121.9	102.9
Total Assets	$5,238.7	$5,547.7

LIABILITIES
Current Liabilities
Trade accounts payable	$444.8	$451.5
Liabilities from long-term manufacturing contracts and advances	315.2	388.5
Current portion of long-term debt	20.6	19.7
Accrued compensation	122.0	99.6
Other current liabilities	286.5	331.7
Total current liabilities	1,189.1	1,291.0
Long-term debt	1,872.4	1,990.4
Accrued pension and postretirement healthcare	109.3	101.4
Operating lease liabilities	141.1	88.1
Deferred income taxes	314.3	351.2
Other long-term liabilities	155.1	62.7
Total Liabilities	3,781.3	3,884.8

Commitments and contingencies (Note 13)

SHAREHOLDERS’ EQUITY
Common stock, no par value (75.8 and 75.8 shares issued, 70.2 and 69.9 shares outstanding)	—	—
Additional paid-in capital	712.6	709.5
Retained earnings	1,045.2	1,319.6
Treasury stock (5.6 and 5.9 shares), at cost	(238.2)	(251.7)
Accumulated other comprehensive loss	(96.6)	(147.1)
Hillenbrand Shareholders’ Equity	1,423.0	1,630.3
Noncontrolling interests	34.4	32.6
Total Shareholders’ Equity	1,457.4	1,662.9

Total Liabilities and Equity	$5,238.7	$5,547.7

Hillenbrand, Inc.
Consolidated Statement of Cash Flows
(in millions)

	Year Ended September 30,
	2024	2023	2022
Operating activities from continuing operations
Consolidated net (loss) income	$(202.0)	$576.7	$215.2
Adjustments to reconcile (loss) income from continuing operations to cash provided by operating activities:
Total income from discontinued operations (net of income tax (benefit) expense)	(2.2)	(462.6)	(99.5)
Depreciation and amortization	158.0	125.6	98.6
Impairment charges	265.0	—	—
Gain on sale of property, plant, and equipment	(36.0)	—	—
Pension settlement charges	35.2	—	—
Deferred income taxes	(39.6)	(5.6)	12.5
Amortization of deferred financing costs	4.5	3.8	3.6
Share-based compensation	20.3	18.8	19.0
Loss on divestitures	—	—	3.1
Trade receivables and receivables from long-term manufacturing contracts	(5.9)	(30.8)	(124.2)
Inventories, net	83.1	57.2	(115.7)
Prepaid expenses and other current assets	(17.8)	19.5	(24.0)
Trade accounts payable	(17.8)	(14.7)	95.0
Liabilities from long-term manufacturing contracts and advances,
accrued compensation, and other current liabilities	(70.9)	(95.8)	(9.5)
Income taxes payable	16.7	29.4	6.7
Accrued pension and postretirement	20.3	(9.4)	(9.5)
Other, net	(19.6)	(5.1)	(8.0)
Net cash provided by operating activities from continuing operations	191.3	207.0	63.3

Investing activities from continuing operations
Capital expenditures	(54.2)	(69.3)	(38.3)
Proceeds from sales of property, plant, and equipment	56.3	0.8	1.7
Acquisitions of businesses, net of cash acquired	(0.9)	(1,350.9)	(90.6)
Proceeds from divestitures, net of cash divested	—	696.7	(4.5)
Collection of deferred purchase price receivables	25.6	—	—
Other, net	—	0.4	—
Net cash provided by (used in) investing activities from continuing operations	26.8	(722.3)	(131.7)

Financing activities from continuing operations
Proceeds from issuance of long-term debt	500.0	401.4	—
Repayments of long-term debt	(420.1)	(107.5)	—
Proceeds from revolving credit facilities	895.8	1,467.4	83.0
Repayments on revolving credit facilities	(1,124.2)	(1,009.4)	(74.3)
Payment of deferred financing costs	(7.4)	(3.3)	(3.7)
Payment of dividends on common stock	(62.5)	(61.3)	(62.0)
Repurchases of common stock	—	—	(203.9)
Proceeds from stock option exercises and other	2.4	21.0	25.3
Payments for employee taxes on net settlement equity awards	(7.0)	(12.7)	(7.0)
Other, net	(4.1)	(2.2)	(1.6)
Net cash (used in) provided by financing activities from continuing operations	(227.1)	693.4	(244.2)
Cash (used in) provided by continuing operations	(9.0)	178.1	(312.6)

Cash (used in) provided by discontinued operations:
Operating cash flows	(23.3)	(136.8)	127.8
Investing cash flows	—	(7.6)	(11.7)
Total cash (used in) provided by discontinued operations	(23.3)	(144.4)	116.1
Effect of exchange rates on cash and cash equivalents	10.0	(21.1)	(16.8)

Net cash flows	(22.3)	12.6	(213.3)

Cash, cash equivalents, and restricted cash:
At beginning of period	250.2	237.6	450.9
At end of period	$227.9	$250.2	$237.6

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Income (loss) from continuing operations	$14.6	$19.2	$(204.2)	$114.1
Less: Net income attributable to noncontrolling interests	2.5	2.2	9.0	7.0
Income (loss) from continuing operations attributable to Hillenbrand	12.1	17.0	(213.2)	107.1
Impairment charges (1)	—	—	265.0	—
Business acquisition, divestiture, and integration costs (2)	32.6	17.7	72.2	46.2
Restructuring and restructuring-related charges (3)	1.5	2.8	28.7	5.1
Inventory step-up costs	—	0.6	0.6	11.7
Intangible asset amortization (4)	25.7	21.0	102.4	79.6
Pension settlement charges (5)	—	—	35.2	—
Other non-recurring costs related to a discrete commercial dispute	—	—	6.1	—
Costs associated with debt financing activities	—	—	1.1	—
Gain on sale of property, plant, and equipment	(33.7)	—	(33.7)	—
Tax adjustments (6)	37.5	28.7	37.3	30.9
Tax effect of adjustments (7)	(4.3)	(8.4)	(67.6)	(34.1)
Adjusted net income from continuing operations attributable to Hillenbrand	$71.4	$79.4	$234.1	$246.5

Diluted EPS from continuing operations	$0.17	$0.24	$(3.03)	$1.53
Impairment charges (1)	—	—	3.76	—
Business acquisition, divestiture, and integration costs (2)	0.46	0.25	1.02	0.66
Restructuring and restructuring-related charges (3)	0.02	0.04	0.41	0.07
Inventory step-up costs	—	0.01	0.01	0.17
Intangible asset amortization (4)	0.36	0.30	1.44	1.14
Pension settlement charges (5)	—	—	0.50	—
Other non-recurring costs related to a discrete commercial dispute	—	—	0.09	—
Costs associated with debt financing activities	—	—	0.02	—
Gain on sale of property, plant, and equipment	(0.47)	—	(0.47)	—
Tax adjustments (6)	0.53	0.41	0.53	0.44
Tax effect of adjustments (7)	(0.06)	(0.12)	(0.96)	(0.49)
Adjusted diluted EPS from continuing operations	$1.01	$1.13	$3.32	$3.52

(1)Hillenbrand recorded impairment charges to goodwill and certain indefinite-lived intangible assets within the Molding Technology Solutions reportable operating segment during 2024.
(2)Business acquisition, divestiture, and integration costs during 2024 primarily included costs associated with the integration of recent acquisitions. Business acquisition, divestiture, and integration costs during 2023 primarily included professional fees related to the Linxis, Peerless, and FPM acquisitions and professional fees and employee-related costs attributable to the integration of recent acquisitions.
(3)Restructuring and restructuring-related charges primarily included severance costs during 2024 and 2023.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The pension settlement charges during 2024 were due to the termination and liquidation of the U.S. defined benefit pension plan during the year ended September 30, 2024
(6)Represents certain tax items related to recent acquisitions and divestitures, the impact of Molding Technology Solutions’ tax loss carryforwards on net domestic taxes on foreign earnings, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, and the revaluation of deferred tax balances as a result of foreign currency fluctuations.
(7)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA:
Advanced Process Solutions	$117.1	$117.6	$423.2	$355.7
Molding Technology Solutions	42.0	45.7	142.3	187.1
Corporate	(15.3)	(16.1)	(53.8)	(59.6)
Add:
Total income from discontinued operations (net of income tax (benefit) expense)	2.5	1.2	2.2	462.6
Less:
Interest expense, net	28.7	21.8	121.5	77.7
Income tax expense	61.1	52.6	64.8	102.8
Depreciation and amortization	39.2	32.5	158.0	125.6
Impairment charges	—	—	265.0	—
Pension settlement charges	—	—	35.2	—
Business acquisition, divestiture, and integration costs	32.6	17.7	72.2	46.2
Inventory step-up costs	—	0.6	0.6	11.7
Restructuring and restructuring-related charges	1.3	2.8	26.2	5.1
Gain on sale of property, plant, and equipment	(33.7)	—	(33.7)	—
Other non-recurring costs related to a discrete commercial dispute	—	—	6.1	—
Consolidated net income (loss)	$17.1	$20.4	$(202.0)	$576.7

	Three Months Ended September 30,			Year Ended September 30,
	2024	2023		2024		2023
Consolidated net income (loss)	$17.1	$20.4		$(202.0)		$576.7
Interest expense, net	28.7	21.8		121.5		77.7
Income tax expense	61.1	52.6		64.8		102.8
Depreciation and amortization	39.2	32.5		158.0		125.6
EBITDA	146.1	127.3		142.3		882.8
Income from discontinued operations (net of income tax (benefit) expense)	(2.5)	(1.2)		(2.2)		(462.6)
Business acquisition, divestiture, and integration costs	32.6	17.7		72.2		46.2
Inventory step-up costs	—	0.6		0.6		11.7
Restructuring and restructuring related charges	1.3	2.8		26.2		5.1
Impairment charges	—	—		265.0		—
Pension settlement charges	—	—		35.2		—
Gain on sale of property, plant, and equipment	(33.7)	—		(33.7)		—
Other non-recurring costs related to a discrete commercial dispute	—	—		6.1		—
Adjusted EBITDA	143.8	147.2	—	511.7	—	483.2
Less: Acquisitions adjusted EBITDA (1)	(14.9)	—		(85.0)		—
Foreign currency impact	(0.3)	—		(1.2)		—
Organic adjusted EBITDA	$128.6	$147.2		$425.5		$483.2

Advanced Process Solutions adjusted EBITDA	$117.1	$117.6		$423.2		$355.7
Less: Acquisitions adjusted EBITDA (1)	(14.9)	—		(85.0)		—
Foreign currency impact	(0.5)	—		(2.1)		—
Advanced Process Solutions organic adjusted EBITDA	$101.7	$117.6		$336.1		$355.7

Molding Technology Solutions adjusted EBITDA	$42.0	$45.7		$142.3		$187.1
Foreign currency impact	0.2	—		0.9		—
Molding Technology Solutions organic adjusted EBITDA	$42.2	$45.7		$143.2		$187.1

(1)The impact of the acquisitions of Peerless and FPM.

	Three Months Ended September 30,		Year Ended September 30,
Shares used in computing non-GAAP per share amounts:	2024	2023	2024	2023
GAAP Weighted average shares outstanding (diluted)	70.6	70.5	70.4	70.1
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	—	0.2	—
Pro forma weighted average shares outstanding (diluted)	70.6	70.5	70.6	70.1

(1)Due to the occurrence of a net loss on a GAAP basis for the year ended September 30, 2024, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Advanced Process Solutions net revenue	$591.1	$515.5	$2,288.0	$1,823.5
Less: Acquisitions (1)	(80.8)	—	(493.1)	—
Foreign currency impact	(3.0)	—	(13.8)	—
Advanced Process Solutions organic net revenue	507.3	515.5	1,781.1	1,823.5
Molding Technology Solutions net revenue	246.5	247.3	894.8	1,002.5
Foreign currency impact	1.0	—	1.6	—
Molding Technology Solutions organic net revenue	247.5	247.3	896.4	1,002.5
Consolidated organic net revenue	$754.8	$762.8	$2,677.5	$2,826.0

(1)The impact of the acquisitions of Peerless and FPM.

	September 30, 2024	September 30, 2023
Advanced Process Solutions backlog	$1,681.4	$1,866.4
Foreign currency impact	(64.5)	—
Advanced Process Solutions organic backlog	1,616.9	1,866.4
Molding Technology Solutions backlog	231.1	233.2
Foreign currency impact	(1.6)	—
Molding Technology Solutions organic backlog	229.5	233.2
Consolidated pro forma backlog	$1,846.4	$2,099.6

September 30, 2024
Current portion of long-term debt	$20.6
Long-term debt	1,872.4
Total debt	1,893.0
Less: Cash and cash equivalents	(199.3)
Net debt	$1,693.7

Adjusted EBITDA for the trailing twelve months ended	$511.7
Ratio of net debt to adjusted EBITDA	3.3

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) presidential election; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; uncertainty related to environmental regulation, including the Securities and Exchange Commission’s (“SEC”) final climate rules and litigation regarding its enforceability; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world such as Germany; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers, and others with whom it does business); the possibility that the anticipated benefits from acquisitions including the FPM and Linxis acquisitions cannot be realized by the Company in full or at all, or may take longer to realize than expected; risks that the integrations of FPM or Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; changes in food consumption patterns due to dietary trends, or economic conditions, or other reasons; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment, including as a result of the U.S. presidential election; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Hillenbrand’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC") and in any subsequently filed Form 10-Q. Any forward-looking statement made by us in any SEC filing is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Susan DiMauro, Director, Marketing & Communications
Phone: 812-621-4647
Email: susan.dimauro@hillenbrand.com